Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated April 2, 2024, except Note 21 and Note 14 as to which the date are August 19, 2024 and November 1, 2024, respectively, in this Registration Statement on Form S-8 of JINXIN TECHNOLOGY HOLDING COMPANY, with respect to the consolidated balance sheets of JINXIN TECHNOLOGY HOLDING COMPANY, subsidiaries, and variable interest entities (collectively the “Company”) as of December 31, 2022, and 2023, and the related consolidated statements of comprehensive income, shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes included herein.

San Mateo, California	WWC, P.C.
January 24, 2025	Certified Public Accountants
PCAOB ID: 1171